Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-1

(Form type)

NeuroSpectrum Insights, Inc.

(Exact name of Registrant as specified in its charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Security	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	common stock, par value $0.00001 per share	Rule 457(o)	(1)		$15,000,000	$0.00015310	$2,296.50
	Total Offering Amount					$15,000,000		$2,296.50
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$2,296.50

(1)	The number or amount of common stock being registered which collectively shall have an aggregate initial offering price not to exceed $15,000,000, estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o).